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                                                                    Exhibit 10.2

June 25, 2002

Scott Zimmerman
***** Hoover Farm Drive
Laytonsville, MD 20882

Dear Scott,

Congratulations on your promotion to Chief Financial Officer reporting to George Kerns, CEO of Digex. This is a well deserved promotion and your continued strong performance is critical to the on-going success of Digex. This letter outlines the specifics of your compensation as CFO.

Base Salary
Your annual base salary increases to $200,000 effective July 1, 2002. This is a 10.5% increase from your current base salary.

Executive Compensation Plan
You will be eligible to participate in our management incentive compensation plan. In this position, you will be eligible for a bonus of up to 60% of your base salary. This bonus is evaluated and paid on an annual basis. This incentive opportunity is contingent upon the achievement of corporate objectives as determined by your departmental management. As you know this program has been suspended for 2002 and there is no guarantee of the bonus level moving forward.

Severance
Upon termination for reason other than "cause", you will be entitled to receive the equivalent amount of your base pay for a 12-month period. Medical and dental benefits will continue until the earlier of one year or until substantially similar coverage is obtained with another employer. Cause shall be defined as your (i) willful and continued failure to substantially perform duties reasonably assigned consistent with your position as Chief Financial Officer (other than any failures resulting from physical or mental illness or death);
(ii) continuing failure to perform or discharge the duties of Chief Financial Officer assigned to you by the Chief Executive Officer, if such failure to perform or discharge your duties continues for a period of thirty (30) days after written notice to you detailing such failure; or (iii) conviction of a felony that adversely affects the business and/or reputation of Digex.

Congratulations and continued success as Chief Financial Officer.


Sincerely,

/s/ HOWARD WEIZMANN

Howie Weizmann
SVP, Human Resources

cc:   George Kerns

Encl.

/s/ T. SCOTT ZIMMERMAN                     6/25/2002
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Accepted: Scott Zimmerman                 Date